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                                                                 EXHIBIT (c)(8)


               EMPLOYMENT AND NON-COMPETITION DISCLOSURE AGREEMENT
               ---------------------------------------------------


  The parties agree as follows:

                                    RECITALS
                                    --------

  Capitalized terms used in this Agreement have the meanings set forth in
Schedule 1.

  Employee is currently employed as the Vice President, Sales of the Company.

  Employee and the Company previously entered into the Prior Agreement which, among other things, provided for certain compensation and severance benefits to be paid to Employee following a "change of control" of the Company.

  Reynolds and the Company desire that the Company employ Employee following the Closing on the terms of this Agreement and that the Prior Agreement be rendered null and void by this Agreement and Employee desires to be so employed and to so terminate the Prior Agreement.

1. CONDITION PRECEDENT. This Agreement is conditioned upon and shall become effective simultaneously with the Closing.

2. TERMINATION OF PRIOR AGREEMENT. Employee and the Company hereby agree to terminate and render null and void the Prior Agreement simultaneously with the Closing.

3. EMPLOYMENT AND TERM. The Company agrees to employ Employee for the Term on the terms and subject to the conditions set forth in this Agreement.

4.   DUTIES.  During the Term, Employee will serve in the capacity described in
Schedule 2 and perform the duties described in Schedule 2. Employee will devote all of Employee's working time, attention and efforts to the business affairs and best interests of the Company and Reynolds.

5. COMPENSATION. The compensation of Employee during the Term will be as described in Schedule 2. All such amounts are subject to all applicable withholdings by the Company. Salary payments shall begin on the next regular payment date after the Closing.

6. BUSINESS EXPENSES. During the Term, Employee will be reimbursed for reasonable business expenses incurred for the benefit of the Company under the Company's usual practices for similarly situated employees of the Company. Employee will account to the Company with enough detail to entitle the Company to a

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federal income tax deduction for each of those expenses, if deductible.

7. BENEFITS. In addition to the compensation described in Section 5 and reimbursement of business expenses under Section 6, during the Term Employee will be entitled to the benefits then-currently available to other similarly situated employees of the Company, as the same may change from time to time, provided Employee meets the applicable terms and conditions of those benefits, and, provided, further, that such benefits shall not, in the aggregate, be less than currently provided by the Company (with the exception of stock options in Company stock).

8.   COVENANT NOT TO COMPETE; AGREEMENT NOT TO DISCLOSE.

   8.1 COVENANT NOT TO COMPETE. Employee covenants and agrees that during the Term and the Post Termination Period, Employee will not Directly or Indirectly Compete with the Company.

   8.2 AGREEMENT NOT TO DISCLOSE. Employee agrees to hold in strictest confidence and not to use or disclose or make accessible to any person or entity, without the prior written consent of an officer of Reynolds, any Company Intellectual Property. Additionally, Employee agrees not to make any disparaging remarks concerning Reynolds, the Company, or the transactions contemplated by the Offer or to make any public statements concerning the transactions contemplated by the Offer without Reynolds' prior written consent.

   8.3 SEVERABILITY. If any court of competent jurisdiction determines that any provision of this Section is invalid or unenforceable, that determination will not affect the other provisions of this Agreement. The invalid or unenforceable provision will be modified to the minimum degree necessary to make the affected provision valid and enforceable, and this Agreement will then be enforced to the fullest extent possible.

   8.4 ACKNOWLEDGEMENT. Employee acknowledges that a breach of any provision of this Section cannot be compensated adequately by damages in an action at law, and that a breach would cause the Company irreparable harm. Employee agrees that the Company will be entitled to temporary and permanent injunctive and other equitable relief, provided that those equitable remedies will be in addition to and not instead of other remedies available at law or in equity to the Company as a result of a breach of this Section. Employee agrees that the duration, scope and subject matter of this Section 6 are reasonable in light of all of the facts and circumstances. To the extent permitted by law, Employee waives any defenses or objections related to the reasonableness of the duration, geographical scope and subject matter of this Section.

9. OWNERSHIP. Employee understands that Company Intellectual Property is owned solely by Company (or third parties) and that Employee may use Company Intellectual Property only for the benefit of the Company as directed by an officer of Reynolds.


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10.    OWNERSHIP AND DISCLOSURE OF INVENTIONS.

   10.1 OWNERSHIP. Employee agrees that all Company Inventions will belong to the Company.

   10.2 DISCLOSURE; RECORDS; RETURN OF DOCUMENTS. Employee will disclose promptly and completely to the Company all Company Inventions. Upon the Company's request at any time during or after the Term, Employee will immediately return to the Company all of its documents, devices, data, software, equipment, and other property, which are in Employee's possession, custody or control, including any reproductions of those items.

   10.3 FURTHER DOCUMENTATION. Employee will cooperate from time to time in the transfer of the Company Inventions to the Company and will assist the Company in prosecuting any applications, claims or rights of any kind involving Company Inventions. This obligation applies at all times during and after the Term.

   10.4   ASSIGNMENT AND POWER OF ATTORNEY.

       (a) If, under applicable law or judgment of a court of competent jurisdiction, Company is not deemed to be the owner of any Company Inventions upon creation, then Employee hereby irrevocably assigns and transfers to the Company all right, title and interest to those Company Inventions, including copyrights.

       (b) Employee hereby assigns to the Company all claims of any nature which Employee may now or hereafter have for infringement of any intellectual property rights involving Company Inventions.

       (c) Employee hereby appoints the Company and its officers and agents, with full power of substitution, as Employee's true and lawful agent and attorney-in-fact:

          (1) to demand and receive from time to time embodiments of Company Inventions and to give receipts and releases for and about Company Inventions;

          (2) to institute and prosecute in the Employee's name or otherwise, but at the expense and for the benefit of the Company, any and all proceedings at law, in equity or otherwise, which the Company may deem proper to collect, assert or enforce any claim, right or title of any kind in and to the Company Inventions;

          (3) to defend or compromise any and all actions, suits or proceedings involving Company Inventions; and

          (4) if the Company cannot for any reason, including mental or physical incapacity, obtain Employee's signature to apply for or pursue any intellectual property registration, to execute and file any applications and documents and to do all other

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lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, trademark or other intellectual property registrations, or transfers thereof with the same legal force and effect as if executed by Employee.

  The appointments made and the powers granted in this Section are coupled with an interest and cannot be revoked by Employee for any reason.

11.    TERMINATION AND CONSEQUENCES.

   11.1 CAUSES OF TERMINATION. The Term may be terminated by the parties as follows:

       (a)    by Employee upon 15 days' prior written notice;

       (b) by Employee immediately upon written notice if either (i) the Company commits a material breach of this Agreement and the breach is not cured within 15 days after written notice from Employee, or (ii) in the event of a Constructive Discharge;

       (c) upon the death or disability of Employee (Employee will be deemed disabled and Employee's employment terminated under this subsection (c) if Employee is not able to perform Employee's required duties for a period of 30 consecutive days due to a disability and the Company reasonably determines that it is unlikely that Employee will be able to return to full performance of Employee's duties within 30 days after that);

       (d)    by the Company upon 15 days' prior written notice; or

       (e) by the Company immediately upon written notice if Employee commits a material breach of this Agreement and that breach is not cured within 15 days after written notice from the Company, or if Employee commits any act involving willful misconduct, gross negligence, fraud, material misrepresentation, material dishonesty, deliberate or attempted injury to the Company or Reynolds, or refusal to follow the reasonable direction of Employee's supervisor.

   11.2 CONSEQUENCES OF TERMINATION. Upon termination under Section 11.1, the Term will cease, and the parties' respective obligations under this Agreement will cease, except:

       (a)    the Company will:

          (1) remain liable to pay to Employee all amounts due or becoming due and all benefits to be provided for the period up to the effective date of termination under Sections 5, 6 and 7;

          (2)    if termination occurs under Section 11.1(b) or Section
11.1(d):
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               (a)   the Company shall on the effective date of termination pay to Employee any balance of the Bonus which remains unpaid; and

               (b) the Company shall on the effective date of termination pay to Employee an amount equal to one (1)-year's salary, less $50,000; and

          (3) continue to be subject to the provisions of Sections 11-14, inclusive.

(b) Employee will continue to be subject to the provisions of Sections 8-14, inclusive.

Payment by the Company of the amounts due under Section 11.2(a) shall constitute the sole and exclusive remedy of Employee under this Agreement or otherwise (including any severance policy then in effect) arising out of the employment or termination of Employee and payment of such amounts shall be conditioned upon the execution by Employee of a binding and confidential release of all claims against the Company and/or Reynolds reasonably satisfactory to the Company and Reynolds.

12. GOVERNING LAW. This Agreement will be governed by the laws of the state of Illinois with respect to contracts entered into and performed entirely within that state.

13.    MISCELLANEOUS.

   13.1 NOTICES. All notices and other communications under this Agreement will be in writing and will be deemed given and received: (a) on the date of delivery when delivered by hand or when transmitted by a confirmed simultaneous telecopy, (b) on the following business day when sent by receipted overnight courier, or (c) three (3) business days after deposit in the United States Mail when mailed by registered or certified mail, return receipt requested, first class postage prepaid, if sent to the applicable addresses or telecopy numbers listed in Schedule 2. Either party may change the address to which notices are to be sent to it by giving written notice of that change of address to the other party in the manner provided above for giving notices.

   13.2 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right of the parties hereunder may be assigned or delegated, whether voluntarily or involuntarily, without the prior written consent of the other party provided, however, that no consent will be required in the event of the sale of substantially all the assets of or a merger involving the Company or the assignment by the Company of this Agreement to Reynolds or to any parent, subsidiary or other entity of which the Company (or the Company's parent) holds fifty percent (50%) or more of the voting power.


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This Agreement will be binding on the parties to this Agreement and their respective permitted successors, assigns and transferees and it is expressly intended that Reynolds be a third party beneficiary of the rights of the Company under this Agreement.

   13.3 HEADINGS; SCHEDULES. The section, subsection and other headings in this Agreement are inserted only for reference and are not a part of this Agreement. The Schedules attached to this Agreement are a material part of this Agreement and are incorporated into this Agreement by this reference.

   13.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one agreement and effective when one counterpart has been signed by each party and delivered to the other party.

   13.5 INTEGRATION OF AGREEMENT. This Agreement supersedes all prior agreements, oral and written, between the parties about the subject matter of this Agreement (including severance). Neither this Agreement, nor any provision of this Agreement, may be changed, waived, discharged, supplemented or terminated orally, but only by a writing signed by the party against which the enforcement is sought. In the case of the Company, the writing must also be signed by an officer of Reynolds.

   13.6 WAIVER. Failure of either party to exercise its rights under the terms of this Agreement on any one occasion will not be construed as a waiver of any requirement of this Agreement or a waiver of that party's right to take advantage of any subsequent or continued breach by the other party of any agreement or covenant contained in this Agreement. Except as expressly provided in this Agreement, all remedies provided in this Agreement will be in addition to and not in substitution for any remedies otherwise available to the aggrieved party.

   13.7 CERTAIN TERMS. When used in this Agreement, (a) "including" means "including, without limitation," whether or not that language is specifically set forth, and will not be deemed to limit the range of possibilities to those items specifically enumerated, and (b) "person" will be broadly interpreted to include, without limitation, any corporation, partnership, association, limited liability company, other association, trust or individual.

   13.8 ARBITRATION. Any dispute or controversy arising out of this Agreement or its performance shall be resolved by binding arbitration before a panel of three (3) arbitrators in Dayton, Ohio pursuant to the rules of the American Arbitration Association. The prevailing party's costs and expenses (including reasonable attorney's fees) shall be borne by the other party.

14.   REPLACEMENT TERMS.


14.1 OPTIONAL TERMINATION. If at any time after the six (6) - month anniversary of the Closing but prior to the expiration of the Term, Employee shall be dissatisfied with his employment, then, in that event and notwithstanding anything in this Agreement to the contrary, Employee shall be entitled to terminate this Agreement upon 15 days prior written notice to the Company and on the effective date of termination Employee shall receive a payment of $90,000 (for all other purposes of this Agreement such a termination
shall be    deemed a termination pursuant to Section 11.1(a)).

   14.2 REPLACEMENT TERMS. Following the six-month anniversary of the Closing but prior to the 9-month anniversary of the Closing, the Company and Reynolds shall propose to Employee in writing new terms of employment. Employee shall have a period of 30 days following receipt of the written proposal to accept (which must be evidenced by execution of a mutually satisfactory agreement) such proposal (failure to execute such an agreement within the 30-day period shall be deemed rejection of the proposal and a "Constructive Discharge" for purposes of Section 11, and the Term shall cease

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upon expiration of such 30-day period).  If the proposal is accepted it will replace this Agreement.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]



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  The parties have signed this Agreement as of the 20th day of April, 1996.


DUPLEX PRODUCTS INC.                EMPLOYEE:



By:______________________________   ______________________________

Print Name:______________________   Print Name:___________________

Print Title:_____________________






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PRESTN3.AGR
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                                   SCHEDULE 1

                                  DEFINITIONS
                                  -----------



1.   "AGREEMENT" means this agreement.

2.   "BONUS" means the bonus described in Section 3 of Schedule 2.

3. "CLOSING" means the closing of the purchase by Reynolds of common stock of the Company pursuant to the Offer.

4.   "COMPANY" means Duplex Products Inc.

5. "COMPANY INTELLECTUAL PROPERTY" means all information, documents, drawings, customer lists, software, and ideas belong to the Company, its customers, clients, vendors, suppliers, licensors, competitors, or alliances which are disclosed to Employee or of which Employee becomes aware, during the course of Employee's employment with the Company.

6. "COMPANY INVENTIONS" means any of the Inventions, whether or not embodied in a tangible means of expression, which:

   6.1 are in whole or in part conceived or made by Employee in the course of Employee's employment with the Company or which result from any work performed by Employee for the Company, or

   6.2 are made through the use of any Company Intellectual Property or any of the Company's equipment, facilities, supplies or time.

7.   "COMPETE WITH THE COMPANY" means:

   7.1 calling on, soliciting, taking away, or accepting as a client or customer any person that is presently or becomes a client or customer of the Company during the Term or the six (6)-month period prior to the Closing; or

   7.2 hiring or attempting to hire, for Employee's or another person's behalf, any employee who is a sales-related employee of the Company at any time during (a) the Term, (b) the six (6)-month period prior to the Closing or
(c) the Post Termination Period.

8. "CONSTRUCTIVE DISCHARGE" means termination of the Term by Employee (in his discretion) as described in Section 14.2 or following either: (a) a material reduction in Employee's duties or responsibilities; or (b) relocation of Employee's position to a location other than the Company's Sycamore, Illinois headquarters.

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9.   "DIRECTLY OR INDIRECTLY" means:

   9.1 acting as an agent, representative, consultant, officer, director, independent contractor or employee of any person, or

   9.2 participating in any person as an owner, partner, limited partner, joint venturer, creditor, stockholder, or member.

  Direct or Indirect competition will not include the ownership of voting securities or other equity interests representing less than 5% of the voting power of an entity whose securities are traded on a national securities exchange or in the over-the-counter market.

10.    "EMPLOYEE" means David B. Preston.

11. "INVENTIONS" means all inventions, discoveries, ideas, improvements, trade secrets, patents, trademarks, service marks, concepts, computer software, designs, drawings, specifications, techniques, know-how, other intellectual property, derivatives of any of the those, and all copyright, trademark and patent applications and registrations.

12. "MERGER AGREEMENT" means the Agreement and Plan of Merger among Reynolds, Delaware Acquisition Co. and the Company dated as of April 20, 1996.

13. "OFFER" means the proposed tender offer by Reynolds for the common stock of Duplex contemplated by the Merger Agreement.

14. "PRIOR AGREEMENT" means the agreement between the Company and Employee dated as of January 26, 1996 as amended by letter dated March 13, 1996.

15. "POST TERMINATION PERIOD" means the period immediately following the Term ending on the second (2nd) anniversary of the Closing.

16. "TERM" means the period commencing on the Closing and ending, unless sooner terminated pursuant to Section 11.1, on the first anniversary of the Closing.




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                                   SCHEDULE 2


1. CAPACITY. Employee shall continue to be employed during the Term in the same capacity as immediately prior to the Closing.

2. DUTIES. Those duties performed by Employee immediately prior to the Closing.

3.   COMPENSATION.

   3.1 Salary. Until the first anniversary of the Closing, Employee shall be paid an annual salary of $140,000, payable in accordance with the Company's ordinary payment policy as the same may change from time to time.

   3.2    Bonus.  Employee shall be paid a bonus of $175,000, payable in two
(2) installments as follows: (a) $125,000 - simultaneous with the Closing; and (b) $50,000 - on the six (6)-month anniversary of the Closing; provided, however, that if Employee's employment is terminated pursuant to
Section 11.1(a) or Section 11.1(e), Employee shall be deemed to have waived all rights to the unpaid balance of the Bonus as of the effective date of termination.

4.   NOTICE ADDRESS AND TELECOPY NUMBERS.

   4.1    If to the Company:

                         Duplex Products Inc.
                         1947 Bethany Road
                         Sycamore, Illinois 60178
                         ATTN: President
                         Fax No. (815) 895-1091

             with a copy to:

                         The Reynolds and Reynolds Company
                         115 S. Ludlow St.
                         Dayton, OH  45401
                         ATTN:  Adam M. Lutynski
                         Fax No. (513) 449-4123



   4.2    If to Employee:

                         David B. Preston
                         3611 Wildwood Ridge
                         Kingswood, Texas 77339





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